Harborside Financial Center, Plaza Two
                         Attention: Managed Futures, 1st Floor
                         Jersey City, NJ 07311


[Morgan Stanley Logo]



ADDRESS SERVICE REQUESTED




[logo] printed on recycled paper





                             MORGAN STANLEY
                             SPECTRUM SERIES





        December 2002
        Monthly Report







This Monthly Report supplements the Spectrum Funds' Prospectus dated April 30, 2002.





                                                        Issued: January 31, 2003



[Morgan Stanley logo]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                     1991    1992   1993   1994    1995   1996   1997   1998    1999   2000   2001   2002
FUND                                   %       %      %      %       %      %      %      %       %      %      %      %
--------------------------------------------------------------------------------------------------------------------------
Spectrum Commodity ...............    --      --     --     --      --     --     --   (34.3)   15.8    3.2  (25.6)  16.6

--------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ................    --      --     --     --      --     --     --     --      --    11.7   11.1   12.2
                                                                                                     (6 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced .........    --      --     --    (1.7)   22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)
                                                         (2 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Select ..................   31.2   (14.4)  41.6   (5.1)   23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4
                                   (5 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ...............    --      --     --     0.1    10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4
                                                         (2 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ...............    --      --     --    (2.2)   17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3
                                                         (2 mos.)
--------------------------------------------------------------------------------------------------------------------------


 INCEPTION-
  TO-DATE  ANNUALIZED
  RETURN    RETURN
     %         %
---------------------
  (31.9)     (7.4)

---------------------
   39.3      14.2

---------------------
   45.7       4.7

---------------------
   176.5      9.3

---------------------
   15.4       1.8

---------------------
   84.1       7.8

---------------------


--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 c/o Managed Futures Department
 Harborside Financial Center, Plaza Two, 1st Floor
 Jersey City, New Jersey 07311
 Telephone (201) 209-8400
 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 DECEMBER 2002

Dear Limited Partner:

   The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of December 31, 2002 was as follows:

FUND                              N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Commodity               $ 6.81                 2.18%
--------------------------------------------------------------------------------
Spectrum Currency                $13.93                13.27%
--------------------------------------------------------------------------------
Spectrum Global Balanced         $14.57                -4.06%
--------------------------------------------------------------------------------
Spectrum Select                  $27.65                 5.60%
--------------------------------------------------------------------------------
Spectrum Strategic               $11.54                 4.75%
--------------------------------------------------------------------------------
Spectrum Technical               $18.41                 5.19%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

SPECIAL NOTICE TO LIMITED PARTNERS OF MORGAN STANLEY SPECTRUM COMMODITY L.P.

   As notified under separate cover dated December 16, 2002, Limited Partners of Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity") are advised that Demeter Management Corporation, the general partner of Spectrum Commodity, has determined to terminate trading within the Fund effective December 31, 2002, and commence dissolution pursuant to the Fund's Limited Partnership Agreement.

   Limited Partners are advised of recent changes to the Board of Directors and Officers of Demeter Management Corporation (the "General Partner"):

   Mr. Robert E. Murray resigned the position of President of the General Partner. Mr. Murray will, however, retain his position as Chairman and a Director of the General Partner.

   Mr. Jeffrey A. Rothman, age 41, was named President and a Director of the General Partner. Mr. Rothman is the Executive Director of Morgan Stanley Managed Futures, responsible for overseeing all aspects of the firm's managed futures department. He is also President and a Director of Morgan Stanley Futures &

   Currency Management Inc., Morgan Stanley's internal commodity trading advisor. Mr. Rothman has been with the Managed Futures Department for sixteen years and most recently held the position of National Sales Manager, assisting Branch Managers and Financial Advisors with their managed futures education, marketing, and asset retention efforts. Throughout his career, Mr. Rothman has helped with the development, marketing, and administration of approximately 33 commodity pool investments. Mr. Rothman is an active member of the Managed Funds Association and serves on its Board of Directors.

   Mr. Frank Zafran, age 47, is an Executive Director of Morgan Stanley and, in September 2002, was named Chief Administrative Officer of Morgan Stanley's Global Products and Services Division. Mr. Zafran joined the firm in 1979 and has held various positions in Corporate Accounting and the Insurance Department, including Senior Operations Officer--Insurance Division, until his appointment in 2000 as Director of 401(k) Plan Services, responsible for all aspects of 401(k) Plan Services including marketing, sales and operations. Mr. Zafran received a B.S. degree in Accounting from Brooklyn College, New York. Mr. Zafran will become a Director of the General Partner and of Morgan Stanley Futures & Currency Management Inc. once he has registered with the National Futures Association as an associated person of both firms, which registration is currently pending.

   Mr. Raymond E. Koch resigned the position of Chief Financial Officer of the General Partner.

   Mr. Jeffrey D. Hahn, age 45, was named Chief Financial Officer of the General Partner. Mr. Hahn began his career at Morgan Stanley in 1992 and is currently an Executive Director responsible for the management and supervision of the accounting, reporting, tax and finance functions for the firm's private equity, managed futures, and certain legacy real estate investing activities. He is also Chief Financial Officer of Morgan Stanley Futures & Currency Management Inc. From August 1984 through May 1992, Mr. Hahn held various positions as an auditor at Coopers & Lybrand, specializing in manufacturing businesses and venture capital organizations. Mr. Hahn received his B.A. in economics from St. Lawrence University in 1979, an M.B.A. from Pace University in 1984, and is a Certified Public Accountant.

   I would also like to take this opportunity to inform you that we anticipate Schedule K-1 (Form 1065) tax forms reporting each Limited Partner's share of the Partnership income, loss and deductions for calendar year 2002 will be mailed to holders of non-IRA accounts during the last week of February. Should you have an IRA account and wish to receive a Schedule K-1 tax form, please contact your Morgan Stanley Financial Advisor.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation c/o Managed Futures Department, Harborside Financial Center, Plaza Two, 1st Floor, Jersey City, New Jersey 07311 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman
--------------------------
Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
SPECTRUM COMMODITY
--------------------------------------------------------------------------------

  [The following data were represented by a bar graph in the original report.]

                         Month ended          YTD ended
                      December 31, 2002   December 31, 2002
                      -----------------   -----------------
Energies                     5.44                10.34
Metals                       0.2                  1.7
Agriculturals               -2.96                 9.77

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the energy futures markets, gains were recorded from long positions in natural gas futures as prices trended to a 19-month high amid colder weather in the Northeastern U.S. and a drop in supplies as reported by the U.S. Energy Department.

> In the metals futures markets, gains were recorded from long positions in silver and gold futures as prices climbed higher amid investors' fears concerning weaker global equity prices and the looming threat of a military strike against Iraq and North Korea.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the agricultural futures markets, losses resulted from long positions in coffee futures as prices were weighed down due to an abundance of supply among world producers.

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

  [The following data were represented by a bar graph in the original report.]

                           Month ended          YTD ended
                        December 31, 2002   December 31, 2002
                        -----------------   -----------------
Australian dollar              0.09                4.12
British pound                 -2.09               -8.99
Euro                           9.94               16.42
Japanese yen                  -4.35               -7.28
Swiss franc                    3.5                 5.07
Minor currencies               6.93               12.95

Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from long positions in the euro and Swiss franc versus the U.S. dollar as the dollar's value weakened amid investors' fears concerning increased global tensions, specifically the looming threat of a military strike against Iraq and the resumption of North Korea's nuclear program.

> Additional gains stemmed from long positions in the South African rand as its value approached a 16-month high versus the U.S. dollar on strong demand for South African exports and high South African interest rates.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from short positions in the Japanese yen and British pound relative to the U.S. dollar as the value of the U.S. dollar continued to weaken amid geopolitical concerns.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

  [The following data were represented by a bar graph in the original report.]

                           Month ended          YTD ended
                        December 31, 2002   December 31, 2002
                        -----------------   -----------------
Currencies                     1.41                 1.31
Interest Rates                 1.21                 7.42
Stock Indices                 -5.81               -14.15
Energies                       0.07                 0
Metals                        -0.33                -0.45
Agriculturals                 -0.19                -0.43

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global stock index futures markets, losses were experienced from long positions in European stock index futures as prices declined on geopolitical worries and concerns regarding corporate earnings.

> In the metals futures markets, losses were recorded from long positions in copper futures as prices declined during the month amid falling equity prices, increased pessimism regarding consumer spending, and reduced industrial demand.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, gains were recorded from long positions in the euro and Swiss franc versus the U.S. dollar as the dollar's value weakened amid investors' fears concerning increased global tensions, specifically the looming threat of a military strike agains Iraq and the resumption on North Korea's nuclear program.

> In the global interest rate futures markets, gains stemmed European interest rate futures as prices trended higher as investors shifted assets out of stocks and into bonds amid continued geopolitical turmoil.


--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

  [The following data were represented by a bar graph in the original report.]

                           Month ended          YTD ended
                        December 31, 2002   December 31, 2002
                        -----------------   -----------------
Currencies                     5.46                12.08
Interest Rates                 2.35                 9.54
Stock Indices                 -1.1                  0.45
Energies                       0.41                 1.01
Metals                        -0.03                -1.82
Agriculturals                 -0.76                 1.23

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, gains were recorded from long positions in the euro and Swiss franc versus the U.S. dollar as the dollar's value weakened amid investors' fears concerning increased global tensions, specifically the looming threat of a military strike against Iraq and the resumption of North Korea's nuclear program.

> In the global interest rate futures markets, gains stemmed from long positions in European interest rate futures as prices trended higher as investors shifted assets out of stocks and into bonds amid continued geopolitical turmoil.

> In the energy futures markets, gains were recorded from long positions in natural gas futures as prices trended to a 19-month high amid weather related supply concerns. Additional gains were recorded from long positions in unleaded gas futures as prices rose in response to higher oil prices.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global stock index futures markets, long positions in U.S. and European stock index futures resulted in losses as prices declined throughout the month on geopolitical worries and concerns regarding corporate earnings.

> In the agricultural futures markets, long positions in cotton futures experienced losses as prices decreased early in the month amid poor export data.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

  [The following data were represented by a bar graph in the original report.]

                           Month ended          YTD ended
                        December 31, 2002   December 31, 2002
                        -----------------   -----------------
Currencies                     3.73                7.56
Interest Rates                 0.53               -0.28
Stock Indices                 -0.96               -2.92
Energies                       0.13               -0.06
Metals                        -0.6                -2.87
Agriculturals                  2.78               18.25

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, gains were recorded from long positions in the euro and Swiss franc versus the U.S. dollar as the dollar's value weakened amid investors' fears concerning increased global tensions, specifically the looming threat of a military strike against Iraq and the resumption of North Korea's nuclear program.

> In the agricultural futures markets, long positions in cocoa futures resulted in gains as prices increased amid renewed fighting in the Ivory Coast, the world's largest cocoa producer.

> In the global interest rate futures markets, gains were provided from long positions in European interest rate futures as prices trended higher as investors shifted assets out of stocks and into bonds amid continued geopolitical turmoil.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global stock index futures markets, losses were recorded from long positions in U.S. and European stock index futures as prices declined throughout the month on geopolitical worries and concerns regarding corporate earnings.

> In the metals futures markets, losses were experienced from long positions in copper futures as prices declined during the month amid falling equity prices, increased pessimism regarding consumer spending, and reduced industrial demand.


--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

  [The following data were represented by a bar graph in the original report.]

                           Month ended          YTD ended
                        December 31, 2002   December 31, 2002
                        -----------------   -----------------
Currencies                     3.92                13.05
Interest Rates                 2.46                17.05
Stock Indices                 -0.42                 4.34
Energies                       0.28                 0.01
Metals                        -0.05                -2.34
Agriculturals                 -0.45                 0.96

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, gains were recorded from long positions in the euro versus the U.S. dollar as the dollar's value weakened amid investors' fears concerning increased global tensions, specifically the looming threat of a military strike against Iraq and the resumption of North Korea's nuclear program.

> In the global interest rate futures markets, gains were provided from long positions in European interest rate futures as prices trended higher as investors shifted assets out of stocks and into bonds amid continued geopolitical turmoil.

> In the energy futures markets, gains were established from long positions in natural gas futures as prices trended to a 19-month high amid colder weather in the Northeastern U.S. and a drop in supplies as reported by the U.S. Energy Department.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the agricultural futures markets, losses resulted from long positions in coffee futures as prices were weighed down due to an abundance of supply among world producers.

> In the global stock index futures markets, losses were experienced from long positions in U.S. and European stock index futures as prices declined throughout the month on geopolitical worries and concerns regarding corporate earnings.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2002 (UNAUDITED)

                                       MORGAN STANLEY               MORGAN STANLEY               MORGAN STANLEY
                                     SPECTRUM COMMODITY            SPECTRUM CURRENCY        SPECTRUM GLOBAL BALANCED
                                 ---------------------------  ---------------------------  ---------------------------
                                             PERCENTAGE OF                PERCENTAGE OF                PERCENTAGE OF
                                            DECEMBER 1, 2002             DECEMBER 1, 2002             DECEMBER 1, 2002
                                               BEGINNING                    BEGINNING                    BEGINNING
                                   AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                                 ---------- ----------------  ---------- ----------------  ---------- ----------------
                                      $            %               $             %              $            %
REVENUES
Trading profit (loss):
   Realized                       1,395,974       10.10        5,924,066        7.18       (1,412,093)     (2.68)
   Net change in unrealized      (1,025,454)      (7.42)       5,651,537        6.85         (523,459)      (.99)
                                 ----------       -----       ----------       -----       ----------      -----
     Total Trading Results          370,520        2.68       11,575,603       14.03       (1,935,552)     (3.67)
Interest income (Note 2)             11,963         .09           70,210         .09           53,457        .10
                                 ----------       -----       ----------       -----       ----------      -----
     Total Revenues                 382,483        2.77       11,645,813       14.12       (1,882,095)     (3.57)
                                 ----------       -----       ----------       -----       ----------      -----

EXPENSES
Brokerage fees (Note 2)              52,969         .38          316,460         .38          202,109        .38
Management fees (Note 2 & 3)         28,787         .21          137,591         .18           54,922        .11
Incentive fees (Note 3)                  --          --          239,482         .29               --         --
                                 ----------       -----       ----------       -----       ----------      -----
     Total Expenses                  81,756         .59          693,533         .85          257,031        .49
                                 ----------       -----       ----------       -----       ----------      -----

NET INCOME (LOSS)                   300,727        2.18       10,952,280       13.27       (2,139,126)     (4.06)
                                 ==========       =====       ==========       =====       ==========      =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2002 (UNAUDITED)

                                   MORGAN STANLEY                     MORGAN STANLEY                       MORGAN STANLEY
                                 SPECTRUM COMMODITY                  SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                        ----------------------------------   ----------------------------------  ----------------------------------
                                                      PER                                  PER                                PER
                             UNITS        AMOUNT      UNIT       UNITS         AMOUNT      UNIT       UNITS       AMOUNT      UNIT
                        -------------   ----------    ----   -------------   ----------   -----  -------------- ----------   ------
                                             $         $                         $         $                        $        $
Net Asset Value,
  December 1, 2002      2,073,310.640   13,817,905    6.66   6,712,207.216   82,554,749   12.30  3,472,533.704  52,724,541   15.18
Net Income (Loss)             --           300,727     .15             --    10,952,280    1.63        --       (2,139,126)   (.61)
Redemptions              (786,762.550)  (5,357,853)   6.81    (109,571.794)  (1,526,335)  13.93    (61,549.437)   (896,775)  14.57
Subscriptions                 --            --        6.81     299,982.685    4,178,758   13.93     49,196.415     716,792   14.57
                        -------------   ----------           -------------   ----------          -------------  ----------
Net Asset Value,
  December 31, 2002     1,286,548.090    8,760,779    6.81   6,902,618.107   96,159,452   13.93  3,460,180.682  50,405,432   14.57
                        =============   ==========           =============   ==========          =============  ==========


The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2002 (UNAUDITED)

                                       MORGAN STANLEY               MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT            SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                 ---------------------------  ---------------------------  ---------------------------
                                             PERCENTAGE OF                PERCENTAGE OF                PERCENTAGE OF
                                            DECEMBER 1, 2002             DECEMBER 1, 2002             DECEMBER 1, 2002
                                               BEGINNING                    BEGINNING                    BEGINNING
                                   AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                                 ---------- ----------------  ---------- ----------------  ---------- ----------------
                                      $            %               $             %              $            %
REVENUES
Trading profit (loss):
   Realized                       (3,929,928)     (1.43)       (1,788,806)      (2.50)     (4,816,474)     (1.53)
   Net change in unrealized       21,465,691       7.80         5,730,723        8.02      23,509,268       7.45
                                  ----------       ----         ---------        ----      ----------       ----
     Total Trading Results        17,535,763       6.37         3,941,917        5.52      18,692,794       5.92
Interest income (Note 2)             235,283        .09            61,778         .09         268,835        .09
                                  ----------       ----         ---------        ----      ----------       ----
     Total Revenues               17,771,046       6.46         4,003,695        5.61      18,961,629       6.01
                                  ----------       ----         ---------        ----      ----------       ----

EXPENSES
Brokerage fees (Note 2)            1,662,321        .60           431,596         .60       1,906,305        .60
Management fees (Note 2 & 3)         687,856        .26           178,592         .26         672,961        .22
                                  ----------       ----         ---------        ----      ----------       ----
     Total Expenses                2,350,177        .86           610,188         .86       2,579,266        .82
                                  ----------       ----         ---------        ----      ----------       ----

NET INCOME                        15,420,869       5.60         3,393,507        4.75      16,382,363       5.19
                                  ==========       ====         =========        ====      ==========       ====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2002 (UNAUDITED)

                                   MORGAN STANLEY                     MORGAN STANLEY                       MORGAN STANLEY
                                   SPECTRUM SELECT                  SPECTRUM STRATETIC                   SPECTRUM TECHNICAL
                        ----------------------------------   ---------------------------------  ----------------------------------
                                                      PER                                 PER                                PER
                             UNITS        AMOUNT      UNIT       UNITS         AMOUNT     UNIT       UNITS        AMOUNT     UNIT
                        -------------   ----------    ----   -------------   ----------  -----  --------------  ----------  ------
                                             $         $                         $         $                         $         $
Net Asset Value,
  December 1, 2002     10,507,550.808  275,142,589   26.19   6,484,074.998   71,436,643  11.02  18,026,985.254  315,526,392  17.50
Net Income                    --        15,420,869    1.46         --         3,393,507    .52         --        16,382,363    .91
Redemptions               (67,862.669)  (1,876,403)  27.65     (96,668.035)  (1,115,549) 11.54    (173,596.878)  (3,195,919) 18.41
Subscriptions             241,979.908    6,690,744   27.65     143,368.342    1,654,471  11.54     386,137.481    7,108,790  18.41
                       --------------  -----------           -------------   ----------         --------------  -----------
Net Asset Value,
  December 31, 2002    10,681,668.047  295,377,799   27.65   6,530,775.305   75,369,072  11.54  18,239,525.857  335,821,626  18.41
                       ==============  ===========           =============   ==========         ==============  ===========


The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley.

   Effective December 31, 2002, Demeter has determined to terminate trading in Spectrum Commodity and commence dissolution of the Partnership pursuant to its Limited Partnership Agreement.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION.Futures interests are open commitments until settlement date. They are valued at market


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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT.Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS.The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES.The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES.No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge.
   The foregoing redemption charges are paid to Morgan Stanley DW.
   All redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Commodity has terminated trading on December 31, 2002 and will commence dissolution pursuant to the Fund's Limited Partnership Agreement. Spectrum

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(CONTINUED)

Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Commodity L.P.
  Morgan Stanley Commodities Management Inc.

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

   The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and effective May 1, 2002, 1/12 of 3%, (reduced from 1/12 of 4% charged in previous months), of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

   Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net


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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships, when trading losses are incurred, no incentive fees are paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

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